Exhibit 10.3

Confidential Separation Agreement

This Confidential Separation Agreement (“Agreement”) is entered into between Jim Walter Resources, Inc., its successors, assigns, affiliates, insurers and related entities, (hereinafter “Employer” or “Company”) and Michael T. Madden, Vice President, Marketing, Transportation and Quality Control, for Jim Walter Resources, Inc. hereinafter “Employee.”  In consideration for the mutual promises set forth below, Employer and Employee agree as follows:

WHEREAS, it is agreed and understood that Employee’s service with the Company is to be at will, and either Employee or the Company may terminate the employment relationship at any time for any reason, with or without cause, and with or without notice to the other.  Nothing herein or elsewhere constitutes or shall be construed as a commitment to employ Employee or pay Employee severance, other than what is stipulated in this Agreement, for any period of time.  Employee confirms that he has read and has fully understood the contents of this covenant; and

WHEREAS, Employee acknowledges and agrees that, as long as Employee is employed by the Company, Employee will respect and safeguard the Company’s trade secrets and confidential information including the contents of the Agreement, and, furthermore, Employee acknowledges and agrees that, following his separation from the Company, that Employee will not release or divulge any of the Company’s trade secrets and/or confidential information, including the contents of this Agreement, without the expressed written consent of the President of the Company; and

WHEREAS, the following restrictive covenants will be followed:

(a) Non-Compete. It is understood and agreed that the Employer is in the coal mining and methane gas business.  The nature and methods employed in the Employer’s business are such that the Employee will have substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers, and employees of the Employer that result in the creation of customer goodwill.  Therefore, following the termination of employment under this Agreement for any reason and continuing for a period of one (1) year from the date of such termination, so long as the Employer or any affiliate, successor or assigns thereof carries on the name or like business within the Restricted Area (including the states and/or countries Jim Walter Resources operates in as of the Employee’s date of separation), Employee shall not, directly or indirectly, for himself or herself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

1.               Call upon, solicit, write, direct, divert, influence, or accept business (either directly or indirectly) with respect to any account or customer or prospective customer of Employer or any corporation controlling, controlled by, under common control with, or otherwise related to Employer, including but not limited to Jim Walter Resources, Inc. or any other affiliated companies; or

2.               Hire away any independent contractors or personnel of Employer and/or entice any such persons to leave the employ of Employer or its affiliated entities without the prior written consent of Employer.

(b) Non-Disparagement.  Following the termination of employment under this Agreement for any reason and continuing for so long as the Employer or any affiliate, successor or assigns thereof carries on the name or like business within the Restricted Area, Employee shall not, directly or indirectly, for himself or herself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

1.               Make any statements or announcements or permit anyone to make any public statements or announcements concerning Employee’s termination with Employer, or

2.               Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of the Employer or its affiliated entities.

NOW THEREFORE, in consideration of the stipulated premises and mutual promises herein contained, it is agreed as follows:

In the event of Employee’s involuntary termination, other than for “cause,” Employee will be eligible for severance benefits.  For purposes of this Agreement, “cause” is defined as being serious misconduct (theft, dishonesty or assault), habitual neglect of duty or incompetence, conduct incompatible with Employee’s duties or prejudicial to Employer’s business and/or willful disobedience to the Employer’s orders.

The severance benefits for which Employee would be eligible are:

•                  Twelve months of salary continuance at Employee’s base rate of pay at the time of termination.

•                  Twelve months of continuing fringe benefits to the extent plans permit continued participation.  In any event, health and life insurance will continue for the period of Employee’s contractual severance and the COBRA election period will not commence until the expiration of that period.

Agreed to and executed this 24th day of October, 2006.

/s/ George Richmond	/s/ Michael T. Madden
George Richmond	Michael T. Madden
Chief Executive Officer	Vice President, Marketing,
Jim Walter Resources, Inc.	Transportation & Quality Control
Jim Walter Resources, Inc.